SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 3, 2004

RESPIRONICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-16723	25-1304989

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1010 Murry Ridge Lane Murrysville, Pennsylvania		15668-8525

(Address of Principal Executive Offices)		(Zip Code)

724-387-5200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

     On September 3, 2004, Respironics Inc. (the “Company”) entered into the Third Amendment to Credit Agreement (“the Amendment”) with PNC Bank, National Association (as Agent); Citizens Bank of Pennsylvania and Fleet National Bank, a Bank of America Company (as Documentation Agents); National City Bank of Pennsylvania; Fifth Third Bank; and Key Bank National Association (collectively, the “Lenders”). The Amendment modified the terms of the Company’s Credit Agreement dated as of August 19, 2002, and as previously amended on June 1, 2003 and April 23, 2004 (collectively and as amended by the Amendment, the “Credit Agreement”).

     The Amendment extends the maturity date of the Company’s $150 million revolving credit facility under the Credit Agreement through August 31, 2009. The Amendment also permits the Company, absent an event of default as defined in the Credit Agreement, to request to borrow up to an additional $100 million, with each Lender having the option to fund its pro rata share of the borrowing request, thus potentially increasing the revolving credit facility to $250 million. The interest rate on the revolving credit facility ranges from 0.50% and 1.25% over the London Interbank Borrowing Rate (“LIBOR”), with the actual rate being determined on the basis of the Company’s financial performance. The Amendment revises certain covenants that must be complied with by the Company under the Credit Agreement. As of September 9, 2004, the Company does not have any borrowings outstanding under the Credit Agreement.

     The Agents and Lenders under the Amendment and their affiliates have from time to time provided, currently may provide, and may continue to provide in the future, various other commercial banking and/or financial advisory services to the Company for which they have received, and will in the future receive, customary fees.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

     The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESPIRONICS, INC.
By:	/s/ Daniel J. Bevevino
Daniel J. Bevevino
Vice President, and Chief Financial and Principal Accounting Officer

Dated: September 9, 2004

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